Exhibit 99.1

Astec Industries, Inc.
1725 Shepherd Rd.
Chattanooga TN  37421
News Release

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Fourth Quarter 2019 Highlights (all comparisons are made to the prior year fourth quarter):
•	Net Sales decreased 10.7% to $283.2M
•	Gross profit of 12.2%; adjusted gross profit of 21.5% decreased 250bps
•	EPS loss of $0.85; adjusted EPS of $0.40 decreased from $0.61 a year ago
•	Adjusted EBITDA of $15.0M decreased 46.6%; adjusted EBITDA margin of 5.3% declined 350bps

2019 Highlights (all comparisons are made to the prior year):
•	Net sales were relatively flat; adjusted net sales decreased 7.8% to $1.15B
•	Gross profit of 21.1%; adjusted gross profit of 22.0% decreased 180bps
•	EPS of $0.95; adjusted EPS of $1.59 decreased from $2.94 a year ago
•	Adjusted EBITDA of $68.3M decreased 41.3%; adjusted EBITDA margin of 5.9% declined 340bps
•	Began restructuring initiatives related to strategic pillars for profitable growth – Simplify, Focus and Grow

CHATTANOOGA, Tenn. (March 3, 2020) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for fourth quarter and full-year ended December 31, 2019.

Fourth Quarter 2019 Results

Fourth quarter net sales of $283.2 million decreased 10.7% compared to $317.0 million for the fourth quarter of 2018. Domestic sales of $209.6 million decreased 15.5% from $248.2 million a year ago, while International sales of $73.6 million increased 7.0% from $68.8 million in the fourth quarter of 2018. Excluding the impact of foreign currency, net sales decreased 10.4%.

Backlog as of December 31, 2019 of $263.7 million decreased by $81.3 million, or 23.6% compared to the backlog of $344.9 million a year ago. Domestic backlog decreased by 25.4% to $194.5 million from $260.7 million in 2018. International backlog of $69.2 million decreased compared to $84.2 million last year. Although we experienced a decline in each segment, weakness was concentrated in the Aggregate and Mining Group as dealers had increased their inventory levels throughout 2018 to meet demand but then began to destock in 2019.

An operating loss of $28.1 million compared to a loss of $69.4 million in the fourth quarter 2018.  In relation to the company’s efforts to simplify the organization, the company incurred a $9.9 million pre-tax restructuring charge, or $0.34 per diluted share for the fourth quarter. The restructuring items are related to the expected sale of the GEFCO subsidiary, closure of our German operation and the transfer of the CEI products to Heatec and RexCon. In the fourth quarter of 2019, after considering new management’s revised inventory control and working capital control objectives and the Company’s assessment of the age, quantities on hand, market acceptance of the equipment, and other related factors, it was determined that various specific equipment models in each of the Company’s business units required additions to their net realizable value reserves. The fourth quarter results include a pre-tax inventory write-down of $26.5 million or $0.91 per diluted share. Fourth quarter adjusted operating income of $8.4 million decreased 60.5% compared to $21.2 million a year ago.  Adjusted operating margin of 3.0% declined 370 basis points from 6.7% in fourth quarter 2018.   Adjusted operating income declined primarily due to the lower volumes.  SGA&E expenses declined 4.0% on a dollar basis but increased as a percent of sales 130 basis points to 18.6% from 17.3% in the fourth quarter of 2018 due to the decline in sales.

Adjusted EBITDA of $15.0 million decreased 46.6% compared to $28.0 million a year ago.  Adjusted EBITDA margin of 5.3% declined 350 basis points from 8.8% in fourth quarter 2018.

Net loss of $19.2 million or $0.85 per diluted share, compared to a net loss of $47.0 million or $2.08 per diluted share for the fourth quarter of 2018.  Excluding unusual items and restructuring charges mentioned above, adjusted net income of $9.0 million decreased 35.4% compared to the same period a year ago.  Adjusted EPS of $0.40 decreased 34.4% compared to $0.61 last year.

“Fourth quarter results showed continued softness in North America that was partially offset by an increase in international sales. Despite the temporary headwinds, I am encouraged by the progress we are making towards our strategic initiatives to Simplify, Focus and Grow the organization,” stated Barry Ruffalo, CEO of Astec Industries, Inc. “As recently announced, we are in the process of marketing the GEFCO business for sale.  This will further simplify the organization, strengthen our financial position and release additional capital to deploy toward strategic growth opportunities. Additionally, we have taken important steps to restructure the company and streamline business units to increase internal transparency and improve the decision-making process. These collective actions are important in building the foundation for the future success of Astec Industries.”

Full Year 2019 Results

Net sales for 2019 were $1,169.6 million, or relatively flat when compared to 2018.  Domestic sales decreased 0.8% to $908.5 million from $915.8 million a year ago, while International sales increased 2.1% to $261.1 million from $255.8 million in 2018.  Excluding the impact of foreign currency, net sales increased 0.5%.

Operating income of $23.9 million compares to a loss of $86.4 million in 2018.  The company incurred a total of $37.9 million in pre-tax restructuring charges and inventory write-downs for 2019, or $1.36 per diluted share.  Adjusted operating income of $41.8 million decreased 52.4% compared to $87.8 million in 2018.  Adjusted operating margin of 3.6% declined 340 basis points from 7.0% in 2018.  Adjusted operating income declined primarily because of a reduction in gross margin of 180 basis points to 22.0% from 23.8% in 2018.

Adjusted EBITDA of $68.3 million decreased 41.3% compared to $116.3 million in 2018.  Adjusted EBITDA margin of 5.9% declined 340 basis points from 9.3% in 2018.

Net income of $21.5 million or $0.95 per diluted share, compared to a net loss of $60.4 million or $2.64 per diluted share in 2018.  Adjusted net income of $36.0 million decreased 46.6% compared to 2018.  Adjusted EPS of $1.59 decreased 45.9% compared to $2.94 last year.

The Company identified certain material weaknesses in its internal control over financial reporting.  As a result, the Company needs additional time to complete the compilation of information and finalization of its assessment of the effectiveness of internal control over financial reporting for its consolidated financial statements and related disclosures to be filed as part of the 2019 Form 10-K.  The Company has filed a Form 12b-25 with the Securities and Exchange Commission in order to extend the due date of its 2019 Annual Report on Form 10-K for 15 days, as permitted by Rule 12b-25 under the Securities Exchange Act.

Investor Conference Call and Web Simulcast

Astec will conduct a conference call and live webcast today, March 4, 2020, at 10:00 A.M. Eastern Time, to review its fourth quarter and year end results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (201) 689-8049. You may also access a live webcast of the call by visiting https//www.webcaster4.com/Webcast/Page/2146/33412.  You will need to give your name and company affiliation and reference Astec Industries.  An archived webcast will be available for ninety days at www.astecindustries.com.

A replay of the conference call will be available through March 17, 2020 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #33412. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

About Astec Industries, Inc.

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec’s manufacturing operations are divided into three primary business segments: road building, (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and a diversified portfolio of equipment used in various industries including energy-related markets (Energy Group).

Forward-Looking Statements
The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from (i) restructuring initiatives, (ii) the potential sale of the GEFCO business, (iii) increases in international demand, and (iv) product demand in North America. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2018.

For Additional Information Contact:
Steve Anderson
Senior Vice President Administration, Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec	Dec
	2019	2018
Assets
Current assets
Cash and cash equivalents	$48,857	$25,821
Investments	1,547	1,946
Receivables and contract assets, net	124,103	133,978
Inventories	278,863	355,944
Prepaid expenses and other	59,603	43,302
Total current assets	512,973	560,991
Property and equipment, net	182,404	192,448
Other assets	104,387	102,018
Total assets	$799,764	$855,457
Liabilities and equity
Current liabilities
Accounts payable - trade	$55,055	$70,614
Other current liabilities	117,873	118,617
Total current liabilities	172,928	189,231
Long-term debt, less current maturities	690	59,709
Non-current liabilities	24,490	21,227
Total equity	601,656	585,290
Total liabilities and equity	$799,764	$855,457

Astec Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
Net sales	$283,224	$317,005	$1,169,613	$1,171,599
Cost of sales	248,797	318,636	923,159	1,035,833
Gross profit (loss)	34,427	(1,631)	246,454	135,766
Selling, general, administrative & engineering expenses	52,554	54,732	211,148	209,127
Restructuring and asset impairment charges	9,942	13,060	11,373	13,060
Income (loss) from operations	(28,069)	(69,423)	23,933	(86,421)
Interest expense	(68)	(557)	(1,367)	(1,045)
Other	250	11	1,629	1,783
Income (loss) before income taxes	(27,887)	(69,969)	24,195	(85,683)
Income taxes	(8,701)	(22,932)	2,720	(25,234)
Net income (loss) attributable to controlling interest	$(19,186)	$(47,037)	$21,475	$(60,449)

Earnings (loss) per Common Share
Net income (loss) attributable to controlling interest
Basic	$(0.85)	$(2.08)	$0.95	$(2.64)
Diluted	$(0.85)	$(2.08)	$0.95	$(2.64)

Weighted average common shares outstanding
Basic	22,531	22,582	22,515	22,902
Diluted	22,531	22,582	22,674	22,902

Astec Industries, Inc.
Segment Revenues and Profits (Losses)
For the three months ended December 31, 2019 and 2018
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2019 Revenues	115,671	91,981	75,170	402	283,224
2018 Revenues	124,930	116,064	76,011	-	317,005
Change $	(9,259)	(24,083)	(841)	402	(33,781)
Change %	(7.4%)	(20.7%)	(1.1%)	-	(10.7%)

2019 Gross Profit	11,220	13,041	8,511	1,655	34,427
2019 Gross Profit %	9.7%	14.2%	11.3%	411.7%	12.2%
2018 Gross Profit (Loss)	(41,462)	30,347	9,375	109	(1,631)
2018 Gross Profit (Loss) %	(33.2%)	26.1%	12.3%	-	(0.5%)
Change	52,682	(17,306)	(864)	1,546	36,058

2019 Loss	(3,815)	(179)	(12,192)	(3,070)	(19,256)
2018 Profit (Loss)	(69,833)	10,796	(13,336)	22,015	(50,358)
Change $	66,018	(10,975)	1,144	(25,085)	31,102
Change %	94.5%	(101.7%)	8.6%	(113.9%)	61.8%

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment losses to the Company's net loss attributable to controlling interest is as follows (in thousands):

		Three months ended December 31
		2019	2018	Change $
Total loss for all segments		$(19,256)	$(50,358)	$31,102
Recapture of intersegment profit		64	3,263	(3,199)
Net loss attributable to non-controlling interest		6	58	(52)
Net loss attributable to controlling interest		$(19,186)	$(47,037)	$27,851

Astec Industries, Inc.
Segment Revenues and Profits (Losses)
For the Year ended December 31, 2019 and 2018
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2019 Revenues	492,118	404,971	272,122	402	1,169,613
2018 Revenues	442,289	453,164	276,146	-	1,171,599
Change $	49,829	(48,193)	(4,024)	402	(1,986)
Change %	11.3%	(10.6%)	(1.5%)	-	(0.2%)

2019 Gross Profit	105,012	84,917	54,719	1,806	246,454
2019 Gross Profit %	21.3%	21.0%	20.1%	449.3%	21.1%
2018 Gross Profit (Loss)	(37,357)	112,972	59,751	400	135,766
2018 Gross Profit (Loss) %	(8.4%)	24.9%	21.6%	-	11.6%
Change	142,369	(28,055)	(5,032)	1,406	110,688

2019 Profit (Loss)	35,449	22,790	(567)	(37,491)	20,181
2018 Profit (Loss)	(112,954)	45,464	3,070	1,586	(62,834)
Change $	148,403	(22,674)	(3,637)	(39,077)	83,015
Change %	131.4%	(49.9%)	(118.5%)	(2463.9%)	132.1%

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

		Year ended December 31
		2019	2018	Change $
Total profit (loss) for all segments		$20,181	$(62,834)	$83,015
Recapture of intersegment profit		1,162	2,090	(928)
Net loss attributable to non-controlling interest		132	295	(163)
Net income (loss) attributable to controlling interest		$21,475	$(60,449)	$81,924

Astec Industries, Inc.
Backlog by Segment
December 31, 2019 and 2018
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2019 Backlog	139,081	74,127	50,497	263,705
2018 Backlog	149,437	130,691	64,834	344,962
Change $	(10,356)	(56,564)	(14,337)	(81,257)
Change %	(6.9%)	(43.3%)	(22.1%)	(23.6%)

Glossary
In its earnings release, Astec refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core businesses.

The amounts described below are unaudited, reported in thousands of U.S. Dollars (Except Share data), and as of or for the periods indicated.

Q4 2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring and Unusual Charges	As Adjusted (Non-GAAP)
Consolidated
Net Sales	$283,224	$-	$283,224
GP	34,427	26,509	60,936
GP%	12.2%		21.5%
Op Income (Loss)	(28,069)	36,453	8,384
Income Tax (Benefit) Expense	(8,701)	8,245	(456)
Net Income (Loss)	(19,186)	28,208	9,022
EPS	$(0.85)	$1.25	$0.40
EBITDA	(21,495)	36,452	14,957
Free Cash Flow	22,870	10,494	33,364

Infrastructure
Net Sales	115,671	-	115,671
GP	11,220	12,098	23,318
GP%	9.7%		20.2%
EBITDA	(2,656)	12,479	9,823

Aggregate and Mining
Net Sales	91,981	-	91,981
GP	13,041	4,261	17,302
GP%	14.2%		18.8%
EBITDA	97	4,511	4,608

Energy
Net Sales	75,170	-	75,170
GP	8,511	10,150	18,661
GP%	11.3%		24.8%
EBITDA	(10,046)	19,463	9,417

Q4 2018 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring and Unusual Charges	As Adjusted (Non-GAAP)
Consolidated
Net Sales	$317,005	$-	$317,005
GP	(1,631)	77,574	75,943
GP%	(0.5)%		24.0%
Op Income (Loss)	(69,423)	90,634	21,211
Income Tax (Benefit) Expense	(22,932)	29,628	6,696
Net Income (Loss)	(47,037)	61,005	13,968
EPS	(2.08)	2.69	0.61
EBITDA	(62,603)	90,634	28,031

Infrastructure
Net Sales	124,930	-	124,930
GP	(41,462)	69,792	28,330
GP%	(33.2)%		22.7%
EBITDA	(63,515)	71,663	8,148

Aggregate and Mining
Net Sales	116,064	-	116,064
GP	30,347	294	30,641
GP%	26.1%		26.4%
EBITDA	13,224	294	13,518

Energy
Net Sales	76,011	-	76,011
GP	9,375	7,487	16,862
GP%	12.3%		22.2%
EBITDA	(11,708)	18,677	6,969

FYE 2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring and Unusual Charges	As Adjusted (Non-GAAP)
Consolidated
Net Sales	$1,169,613	$(20,000)	$1,149,613
Domestic Sales	908,466	(20,000)	888,466
International Sales	261,147	-	261,147
GP	246,454	6,533	252,987
GP%	21.1%		22.0%
Op Income	23,933	17,906	41,839
Income Tax (Benefit) Expense	2,720	3,420	6,140
Net Income	21,475	14,487	35,962
EPS	0.95	0.64	1.59
EBITDA	50,440	17,906	68,346
Free Cash Flow	90,287	(7,413)	82,874

FYE 2018 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring and Unusual Charges	As Adjusted (Non-GAAP)
Consolidated
Net Sales	$1,171,599	$74,778	$1,246,377
Domestic Sales	915,814	74,778	990,592
International Sales	255,785	-	255,785
GP	135,766	161,185	296,951
GP%	11.6%		23.8%
Op Income (Loss)	(86,421)	174,245	87,824
Income Tax (Benefit) Expense	(25,234)	46,502	21,268
Net Income (Loss)	(60,449)	127,744	67,295
EPS	(2.64)	5.58	2.94
EBITDA	(57,897)	174,245	116,348